Exhibit 10.3

CONSULTING SERVICES AGREEMENT

This CONSULTING SERVICES AGREEMENT (this “Agreement”) is entered into by and between Longeveron LLC, a Delaware limited liability company (the “Company”) and Joshua M. Hare, M.D. (the “Consultant”), is made effective as of the 20th day of November, 2014 (the “Effective Date”). The Company and the Consultant are each a “Party” hereto and collectively are the “Parties.”

WHEREAS, the Company is in the business of researching and developing technologies, and commercializing products and services, related to certain Intellectual Property Rights (the “Business”); and

WHEREAS, the Consultant has certain scientific, medical, and technical knowledge, skills, and abilities pertaining to the business in which Company engages which is essential to the business and success of the Company; and

WHEREAS, pursuant to that certain Assignment of Intellectual Property Rights Agreement between the Consultant and the Company, dated of even date herewith (the “Assignment Agreement”), the Consultant has assigned certain Intellectual Property Rights, as that term is defined in the Assignment Agreement, to the Company; and

WHEREAS, the Company desires to employ the Consultant, and the Consultant desires to accept such employment with the Company, pursuant to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1 “Absolute Care” means to take all steps commercially possible to achieve the desired outcome. Absolute Care is intended to be a standard higher than that of “reasonable care” or “best efforts.”

1.2 “Agreement” is as defined in the preamble.

1.3 “Assignment Agreement” means that certain Assignment of Intellectual Property Rights Agreement between the Consultant and the Company dated of even date with this Agreement.

1.4 “Arbitrator” means that person empowered hereunder to resolve questions, issues, disputes, or claims arising under, or related to, this Agreement as set forth herein.

1.5 “Associates” means, collectively, the vendors, suppliers, customers, research and development partners, investors, and consultants of the Company.

1.6 “Board” means the Board of Managers of the Company.

1.7 “Bonus Program” means any program established and/or maintained by the Company providing merit- or performance-based remuneration, including stock options, warrants, and other equity security grants, to the Consultants of the Company outside of Fees.

1.8 “Business” means the business of the Company, to wit, the research and development of technologies utilizing stem cells and/or mesenchymal stem cells in therapies related to aging frailty and the commercialization of products and services derived therefrom.

1.9 “Business Purpose” means the purpose of this Agreement, to wit, to set forth the terms and conditions of the relationship between the Consultant and the Company.

1.10 “Buy-Out Period” means the period commencing on the Effective Date hereof and continuing through the Term plus three (3) years.

1.11 “Cause” has that meaning assigned to such term in Section 9.1 hereof.

1.12 “Commercialized” means the Company has (i) sold a given product or service in the stream of commerce to the public, either directly or by or through a third party; or (ii) entered into a binding agreement with a third party to manufacture, distribute, or sell such product or service in the stream of commerce to the public within 90 days of any date of termination.

1.13 “Company” is as defined in the preamble.

1.14 “Company Policies” means any reasonable policies and written manuals of the Company that are applicable generally to the Company’s employees and consultants, as may be promulgated from time to time by the Company in the ordinary course of business.

1.15 “Competing Business” means a program, entity, or person that competes with the Business of the Company; provided, however that any program, entity, or person for or in which the Consultant performs or participates under Section 7.2(6)(i)-(v) hereof shall not be considered to be a “Competing Business” for the purposes of Section 7.2.

1.16 “Confidential Information” means any info1mation disclosed, either orally or in writing, either purposely or inadvertently, either directly or indirectly, by a Disclosing Party to a Receiving Party concerning the Disclosing Party’s intellectual property, business dealings, research and development efforts, medical therapies and records, customers, operations, affairs, products, services, or other information of a competitively sensitive or proprietary nature. Confidential Information shall also include any information that is “Confidential Information” under the Operating Agreement.

The term “Confidential Information” does not, however, include information that the Receiving Party can demonstrate: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (ii) was known by the Receiving Party before receiving such information from the Disclosing Party; (iii) is hereafter rightfully obtained by the Receiving Party from a third party, without breach of any obligation to the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of, or reference to, the Confidential Information or the Company’s resources, personnel, assets or data (collectively, “Public Information”).

1.17 “Consultant” means Joshua M. Hare, M.D.

1.18 “D&O Policies” means those directors’ and officers’ liability insurance policies obtained and/or maintained by the Company during the Term.

1.19 “Devices” means the computer(s), mobile telephone(s), cloud computer account(s), and any other devices, files, accounts, or property of a Party on which information may be stored, in any media or form.

1.20 “Disability” means the inability of the Consultant to perform the Services, because of physical or mental illness or incapacity, for a period of 270 days in any one-year period (as reasonably determined by the Board in conjunction with the Consultant’s medical advisor or practitioner).

1.21 “Disclosing Party” means the Party disclosing Confidential Information, either orally or in writing, either purposely or inadvertently, or either directly or indirectly.

1.22 “Disclosing Party Executive” means the CEO of the Company (if the Company is the Disclosing Party) or the Consultant himself, if the Consultant is the Disclosing Party.

1.23 “Effective Date” means November e, 2014, the date on which this Agreement enters into legal effect as between the Parties.

1.24 “Employees” means, collectively, the employees of the Company.

1.25 “Excluded Work Product” means any work product prepared by the Consultant pursuant to his employment with the University or his professional relationships with any Outside Companies.

1.26 “Expenses” means reasonable travel and other reasonable expenses (e.g., for means, transportation, supplies, equipment, entertainment) incurred by the Consultant in performing his obligations under this Agreement.

1.27 “Faculty Manual” means that certain Faculty Manual of the University of Miami, as shall be then in effect.

1.28 “Good Reason” has that meaning assigned to such term in Section 9.3 hereof.

1.29 “FDA” means the U.S. Food and Drug Administration.

1.30 “Fees” means the fees paid by the Company to the Consultant for the Services.

1.31 “Incentive Program” has that meaning assigned to such term in Section 3.3 hereof.

1.32 “Institute” means the University of Miami, Miller School of Medicine, Interdisciplinary Stem Cell Institute.

1.33 “Intellectual Property Rights” has that meaning assigned to such term in the Assignment Agreement.

1.34 “Key Person Insurance” means those life and/or disability insurance policies obtained and/or maintained by the Company to compensate the Company, or its assigns, for financial losses that would arise from the death or extended incapacity of the Consultant.

1.35 “NIH” means the National Institutes of Health.

1.36 “Outside Companies” means those biomedical/biotechnical companies with which the Consultant has a pre-existing professional relationship either as an equityholder, manager, director, officer, employee, consultant, or representative, and that is disclosed on Schedule 2.5 hereto.

1.37 “Operating Agreement” means the Limited Liability Company Agreement between Longeveron LLC and the members named therein, as then amended.

1.38 “Party” means each of the Company and the Consultant and “Parties” means the Company together with the Consultant.

1.39 “Protected Parties” means a Party hereto together with any of its equity holders, managers, directors, officers, employees, or Affiliates, to which a covenant of non-disparagement applies as set forth herein.

1.40 “Public Information” means Confidential Information that: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (ii) was known by the Receiving Party before receiving such information from the Disclosing Party; (iii) is hereafter rightfully obtained by the Receiving Party from a third party, without breach of any obligation to the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of, or reference to, the Confidential Information or the Company’s resources, personnel, assets or data.

The term “Public Information” specifically does not include any Confidential Info1mation known or used within the University of Miami, regardless of its level of dissemination or disclosures made by the University to third parties, unless such Confidential Information separately meets one of the criterion set forth in Section 1.40(i) - (iv) above.

1.41 “Receiving Party” means the Party receiving Confidential Information, either orally or in writing, either purposely or inadvertently, or either directly or indirectly.

1.42 “Restricted Period” means that period of time commencing on the Effective Date hereof and continuing for 2 years beyond the end of the Term.

1.43 “Separation Benefit” means any grant, payment, or acceleration of payment of any amount under this Agreement upon the separation of the Consultant from the Company, whether by termination or expiration of this Agreement.

1.44 “Term” means the initial term of this Agreement together with any subsequent term hereof, except as provided in Section 9.6 hereof.

1.45 “University of Miami” or the “University” means the University of Miami, Coral Gables, Florida, and all schools, colleges, institutions, or facilities under its dominion or control.

1.46 “Work Product” is as defined in Section 6.1.

Any defined term used herein that is not otherwise defined herein shall have the meaning ascribed to it in the Operating Agreement.

ARTICLE 2
SERVICES

2.1 Appointment. The Consultant shall provide such services to the Company as described on Exhibit A, attached hereto, for the Term and upon the other terms and conditions set forth in this Agreement.

2.2 Performance.

(a) During the Term, the Consultant shall devote such time, energy, skill reasonably necessary for, and best efforts to the performance of, the Services.

(b) Notwithstanding Section 2.2(a), the Consultant may engage in:

(i) civic, charitable, and other professional or trade activities that neither interfere nor conflict·with the performance of the Services;

(ii) non-commercial activities that neither interfere nor conflict with the performance of the Services; and

(iii) all professional activities of the University and the Consultant’s Other Employers that neither interfere nor conflict with the performance of the Services.

(c) The Consultant shall comply with any reasonable policies and written manuals of the Company that are applicable generally to the Company’s employees and consultants, as may be promulgated from time to time by the Company in the ordinary course of business (the “Company Policies”).

(d) The Company agrees that, in the event the terms of this Agreement or any Company Policy conflict with that certain University Faculty Manual then in effect (the “Faculty Manual”), the terms of the Faculty Manual will apply.

2.3 Place of Work. The Consultant shall perform the Services at the Company’s principal offices and laboratory facilities located in the Miami, Florida, metropolitan area, and at such other place or places as the Consultant’s duties and responsibilities may require. The Consultant understands and agrees that he may be required to travel in connection with the performance of his duties.

2.4 Board Membership. During the Term, the Company shall use its best efforts to cause the Consultant to be elected and re-elected (a) as a member of the Board; and (b) as a member of the board of directors (or equivalent body) of any entity which becomes a majority-owned subsidiary of the Company after the Effective Date of this Agreement. Consultant agrees to serve on the foregoing boards or bodies during the Term, without compensation in excess of that provided under this Agreement.

2.5 Primary and Other Employers. Company acknowledges that the Consultant is employed by The University of Miami (the “University”) and that the Consultant is subject to the University’s policies, as they may be revised from time to time, including, among others, policies concerning outside employment, conflicts of interest, conflicts of commitment, and intellectual property, provided however, that Consultant hereby confirms that he is permitted to enter into this Agreement and serve as the Company’s Chief Science Officer under the University’s current policies and under the current Faculty Manual. Company further acknowledges that the Consultant is a consultant to one or more biomedical/biotechnical companies (collectively, the “Outside Companies”), which have been disclosed to the Company by the Consultant on Schedule 2.5 hereto, and that the Consultant is subject to such company’s(ies’) policies, as they may be revised from time to time, including, among others, policies concerning consulting, conflicts of interest, conflicts of commitment, and intellectual property. Consultant has informed the Company that the policies of neither the University nor the Outside Companies prohibit or materially limit the Consultant’s performance under this Agreement or his adherence to its terms. Consultant hereby represents that none of the Outside Companies are a “Competing Business,” and that Consultant will promptly notify the Board in writing if, to his knowledge, any Outside Company becomes a Competing Business. Consultant and the Company agree in good faith to resolve any actual or potential matter that could give rise to an Outside Company competing or having the appearance of competing with the Company.

(a) Nothing in this Agreement shall restrict or enjoin the Consultant from becoming employed by any other public or private educational institution either after, or simultaneously with, his employment by the University. In the event of such employment for the Consultant other than at the University, all terms and conditions applicable to the University shall apply with equal power and effect to such other institution.

(b) If Consultant should leave the University and/or accept employment with another institution, Consultant shall promptly notify the Company in writing.

2.6 Directors’ and Officers’ Liability Insurance. To the extent that the Company maintains one or more policies of directors’ and officers’ liability insurance during the Consultant’s Term (the “D&O Policies”), then the Company will, to the extent permitted by such policy and such coverage would be obtainable at commercially reasonable rates, provide the Consultant coverage under the D&O Policies for acts or omissions by the Consultant in the performance of Services to the Company under this Agreement as an officer of the Company.

2.7 Key Person Insurance. To the extent that the Company maintains or desires to maintain one or more insurance policies to compensate the Company, or its assigns, for financial losses that would arise from the death or extended incapacity of the Consultant (the “Key Person Insurance”), the Consultant shall cooperate with the Company in the provision of such Key Person Insurance and hereby agrees to waive, in perpetuity on his own behalf and on behalf of all Affiliates, heirs, and successors, all rights, benefits, interests, and claims to and under such Key Person Insurance.

ARTICLE 3
COMPENSATION AND BENEFITS

3.1 Fees. In consideration for the Services and the restrictive covenants granted by the Consultant herein, the Company shall pay the Consultant $250,000 per annum, commencing on the Effective Date hereof, which the Company shall pay to the Consultant in equal monthly installments (the “Fees”). The Fees for any period that is less than one month shall be pro-rated based upon the number of calendar days elapsed. The Fees may be increased at the sole discretion of the Board, which shall review the Fees not less frequently than on an annual basis.

3.2 Expenses. Except as otherwise provided herein, Consultant agrees that he shall be responsible for all costs and expenses incident to the performance of Services for the Company including, but not limited to, all costs of equipment, all fees, dues, fines, licenses, bonds or taxes required of or imposed against Consultant, and all of Consultant’s other costs of doing business. The Company shall reimburse the Consultant for all reasonable expenses that have been approved in advance, in writing, by the Company, including travel (the “Expenses”). Consultant shall submit appropriate written documentation regarding such Expenses for which reimbursement is requested. All such reimbursements shall be paid to the Consultant not later than 15 days after the submission of the properly documented request for reimbursement.

3.3 Incentive Compensation. During the Term, the Consultant is also eligible to participate in any incentive compensation program that the Board may establish for the Company (the “Incentive Program”). The opportunity to earn incentive compensation and the amount of any such compensation under the Incentive Program will be determined in accordance with criteria established by the Board and may include cash remuneration and/or options for equity of the Company. The Consultant acknowledges that any compensation under the Incentive Program will be discretionary, with the sole discretion resting with the Board.

3.4 Taxes. The Consultant is solely responsible for the payment of all taxes owed on all Fees, Expenses and Incentive Compensation, whether federal, state or local in nature including, but not limited to, income taxes, Social Security taxes, Federal Insurance Contribution Act, the Social Security Act, the provisions of the Internal Revenue Code of 1986, as amended, including any successor law thereto (the “Code”), Federal Unemployment Compensation taxes, and any other fees, charges, licenses or other payments required by law relating to Consultant’s engagement by the Company hereunder. The Consultant shall indemnify, hold harmless, defend, pay and reimburse any the Company and any Affiliate of the Company (other than Consultant), as well all officers, directors, employees, agents, representatives, equity holders, and managers of the Company and any Affiliate of the Company, against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims due to Consultant’s failure to pay any required taxes under this Agreement.

ARTICLE 4
TERM

4.1 Term. This Agreement shall become effective on the Effective Date and shall continue through an initial term ending on the tenth (10th) anniversary of the Effective Date hereof. Unless earlier terminated in accordance with its terms, this Agreement shall automatically renew for subsequent terms of four (4) years each unless either Party provides the other with written notice of its intent not to renew this Agreement, and such notice is received by such party no less than 60 days before the end of any term period. The initial term together with any subsequent term(s) shall comprise the “Term” under this Agreement.

ARTICLE 5
CONFIDENTIAL INFORMATION

5.1 Definition of Confidential Information. “Confidential Information” means any information disclosed, either orally or in writing, either purposely or inadvertently, either directly or indirectly, by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) concerning the Disclosing Party’s intellectual property, business dealings, research and development efforts, medical therapies and records, customers, operations, affairs, products, services, or other information of a competitively sensitive or proprietary nature. The term “Confidential Information” does not, however, include information that the Receiving Party can demonstrate: (i) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (ii) was known by the Receiving Party before receiving such information from the Disclosing Party; (iii) is hereafter rightfully obtained by the Receiving Party from a third party, without breach of any obligation to the Disclosing Party; or (iv) is independently developed by the Receiving Party without use of, or reference to, the Confidential Information or the Company’s resources, personnel, assets or data (collectively, “Public Information”).

5.2 Obligations. Each Party, as a Receiving Party of Confidential Information hereby agrees:

(a) to hold the Disclosing Party’s Confidential Information in strict confidence;

(b) not to disclose such Confidential Information to any third party except as specifically authorized herein or as specifically authorized by the Disclosing Party Executive in writing;

(c) not to use any Confidential Information for any purpose whatsoever other than as agreed, in writing, by the Parties, and then, only as necessary to carry out the intent of this Agreement and the business relationship created hereby (the “Business Purpose”);

(d) to restrict access to the Disclosing Party’s Confidential Information to only those of its employees, representatives, contractors or advisors (each of whom becomes, through such disclosure, a Receiving Party) to whom such access is absolutely necessary or appropriate for carrying out the Business Purpose, and to verify with the Disclosing Party Executive before any such disclosure is made, that such Receiving Party has signed a written agreement of confidentiality substantially identical to this Agreement; and

(e) to take all steps commercially possible, which standard is intended to be higher than that of “reasonable care” or “best efforts” (“Absolute Care”) to prevent the unauthorized disclosure of the Disclosing Party’s Confidential Information.

(f) Failure to obtain the prior written approval of the Disclosing Party Executive for any disclosure or use of Confidential Information shall be deemed a breach of this Agreement, and the Parties agree that such breaches are not curable.

(g) Consultant recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including stored computer files, e-mail messages and voice messages), and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored by the Company or a third-party agent of the Company at any time without notice.

5.3 Permitted Disclosures. The Receiving Party may only disclose the Disclosing Party’s Confidential Information:

(a) to third parties (including employees, representatives, vendors, customers, potential customers and agents, etc.) (i) whom the Disclosing Party Executive has confirmed in writing have signed a written agreement of confidentiality substantially in the form of this Agreement, (ii) that have agreed to a form of confidentiality agreement approved by the Company’s Board and/or chief legal counsel and (iii) that are provided information in accordance with any Board approved confidentiality policy of the Company; or

(b) to third parties to which consent has been given in advance, in writing, by the Disclosing Party Executive, and then only with such Confidential Information, and only to the extent, so consented; provided, however, that the consent of the Disclosing Party shall not be unreasonably withheld; or

(c) to the University pursuant to the Consultant’s primary employment relationship therewith if the Consultant reasonably believes such disclosure is required by University policy, the Faculty Manual, any contractual requirement Consultant is under with the University and/or if Consultant reasonably believes such disclosure is in the best interest of the Company; or

(d) to the National Institutes of Health (“NIH”) or another publicly funded agency in support of (i) a grant or program benefitting the Company, (ii) the Intellectual Property Rights benefitting the Company; or (iii) any NIH-sponsored clinical trial benefitting the Company;

provided, however, that any such permitted disclosure is not intended to harm the Business of the Company or to provide an advantage to any Competing Business.

5.4 Required Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information if and to the extent that such disclosure is required by Applicable Law pursuant to a legal order or subpoena signed by a competent authority; provided that:

(a) the Receiving Party uses Absolute Care to limit the disclosure by means of a protective order or a request for confidential treatment; and

(b) the Receiving Party provides written notice to the Disclosing Party Executive within two (2) days of the Receiving Party’s receipt of any subpoena, order, or other process of any court, governmental body or tribunal requiring disclosure of Disclosing Party’s Confidential Information to allow the Disclosing Party to object to the disclosure.

(c) the Receiving Party gives the Disclosing Party a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure.

(d) The requirements of this Section 5.4 are not waivable by any Party; furthermore, failure to perform the obligations for the Receiving Party set forth in this Section 5.4 shall be deemed a breach of this Agreement, and the Parties agree that such breaches are not curable.

5.5 Disclosure of Public Information.

(a) In the event that a Receiving Party either discloses or attempts to disclose, or uses or attempts to use, any Confidential Information without obtaining the approvals, or performing the requirements, for authorized disclosure set forth above, in reliance on the assertion that such Confidential Information is, in fact, Public Information, the Receiving Party must be able to prove through clear and convincing evidence that, at the time of the receipt of such Confidential Information and not at the time of the disclosure by the Receiving Party of such Confidential Information, the Confidential Information met one or more of the requirements for Public Information.

(b) The requirements of Section 5.5 are intended to prevent the continued or further disclosure or use of Confidential Information by a Receiving Party regardless of whether such Confidential Information later becomes Public Information.

(c) If the Receiving Party is unable to demonstrate through clear and convincing evidence that disclosed or used Confidential Information was Public Information at the time of such initial disclosure or use by the Receiving Party, then the Receiving Party hereby agrees that:

(i) such initial disclosure or use by the Receiving Party shall be deemed a material breach of this Agreement that is not curable;

(ii) in any action seeking equitable relief or damages by the Disclosing Party, the Receiving Party hereby waives all affirmative defenses that the disclosed Confidential Information was Public Information.

5.6 Copies and Abstracts. To the extent necessary to carry out the Business Purpose, the Receiving Party may make copies or abstracts of the Disclosing Party’s Confidential Information; provided that (a) all such copies and abstracts are themselves marked as “confidential”; and (b) the Receiving Party maintains a written record of the location and distribution of all such copies and abstracts.

5.7 Audit and Inspection Rights.

(a) Each Party shall have the absolute right to audit and inspect, without prior notice to the other Party, the computer(s), mobile telephone(s), cloud computer account(s), email and social media accounts, and any other devices, files, accounts, or property of the Receiving Party on which information may be stored, in any media or form (collectively, the “Devices”), in order to review such Devices for the presence of Confidential Information.

(b) The Receiving Party agrees to give the Disclosing Party immediate physical access to, and any user identification, password, or other data required for access for, such Devices to allow the Disclosing Party to perform any such audit and/or inspection and/or to make a pristine copy of the hard-drive of such Devices.

(c) In the event that unauthorized Confidential Information is found on such Devices, the Receiving Party hereby authorizes the Disclosing Party to destroy, remove, delete, or order the deletion of such unauthorized Confidential Information on such Devices.

5.8 Return of Confidential Information.

(a) Confidential Information shall be deemed the exclusive property of the Disclosing Party, and upon the Disclosing Party’s request, the Receiving Party will promptly:

(i) return to the Disclosing Party all copies of the Disclosing Party’s Confidential Information that is in hard copy form; and

(ii) grant the Disclosing Party immediate access to all Devices of the Receiving Party, in accordance with Section 5.7 hereof, such that the Disclosing Party itself may destroy, erase, delete, or order the deletion of, any Confidential Information that is in electronic or digital form.

(b) The Receiving Party agrees that it shall not delete or attempt to delete any Confidential Information ordered returned by the Disclosing Party.

5.9 No Implied Licenses, Representations or Warranties.

(a) Each Party acknowledges and agrees that the Confidential Information of the Disclosing Party is the exclusive property of the Disclosing Party and the Receiving Party has no right or interest in or to such Confidential Information.

(b) Nothing in this Agreement will be construed as granting any rights or interests in or to the Receiving Party, by license or otherwise, to any of the Disclosing Party’s Confidential Information, except as specifically stated in this Agreement.

(c) The Parties jointly and severally acknowledge and agree that the Disclosing Party makes no representation or warranty as to the reliability, accuracy or completeness of Confidential Information. It is agreed that neither Party, nor any of its Affiliates, nor any of its respective equity holders, managers, members, officers, directors, employees, or agents, shall have any liability to the other party or any of its representatives arising from the use of Confidential Information in accordance with this Agreement.

5.10 Term of Confidentiality.

(a) Unless otherwise provided herein, the covenant of confidentiality made under this Article 5 will remain in effect for five (5) years after the later of (i) the end of the Term, or (ii) the date of the last disclosure of Confidential Information hereunder, at which time this covenant of confidentiality will terminate, or until such time as the Parties agree in writing to terminate this covenant of confidentiality.

(b) With respect to any Confidential Information related to any trade secret, know-how, or other proprietary information applicable or incidental to, or derived from, any patent or patent application of a Disclosing Party, the obligations of this Agreement will remain in effect for five (5) years after the later of (i) the end to the Term, or (ii) the date of the last disclosure of Confidential Information hereunder, or (iii) the expiration of any such patent or patent application, at which time this covenant of confidentiality will terminate, or until such time as the Parties agree in writing to terminate this covenant of confidentiality.

ARTICLE 6
OWNERSHIP OF INFORMATION, INVENTIONS, AND ORIGINAL WORK

6.1 Definition of Work Product. As used in this Agreement, the term “Work Product” means all patents and patent applications, all inventions, innovations, improvements, cells, cell-based technologies, pharmaceuticals, similar technologies, developments, methods, designs, analyses, drawings, reports, creative works, discoveries, software, computer programs, modifications, enhancements, know-how, product, formula or formulations, concepts and ideas, and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, Confidential Information, and all other intellectual property and intellectual property rights that (in any case above) are conceived, reduced to practice, created, developed or made by the Consultant, either alone or with others, during the Term and in the course of providing the Services to the Company; provided however, that the term “Work Product” specifically excludes, subject to Article 5, any such work product prepared by the Consultant pursuant to his employment with (i) the University or (ii) his professional relationships with any Outside Companies so long as such Company is not a Competing Business (the “Excluded Work Product”).

6.2 Ownership and Assignment of Work Product.

(a) The Consultant hereby agrees that all Work Product will be the exclusive property of the Company, and in consideration of this Agreement, without further compensation, hereby assigns, and (as necessary) agrees to assign, to the Company all right, title, and interest to all work Product that:

(i) relates to any and all current and future aspects of the Company’s Business; or

(ii) is conceived, created, reduced to practice, developed, or made entirely or in any part:

(A) during the Consultant’s Term with the Company while the Consultant is performing the Services for the Company; or

(B) using any equipment, supplies, facilities, assets, materials, information (including, without limitation, Confidential Information) or resources of the Company (including, without limitation, any intellectual property rights of the Company);

(iii) but specifically excluding any Excluded Work Product.

(b) The Company hereby agrees that it shall have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is not a direct result of the Consultant performing the Services for the Company under this Agreement or utilizing any Company resources. For the avoidance of doubt, the Company shall have no rights in such intellectual property that is (i) is developed as a result of a program of research financed, in whole or in part, by funds under the control of the University or any Outside Company, or (ii) arises directly in connection with, or as an extension of, research conducted by, in, or under the direction of the laboratories of the University or of any Outside Company, assuming in both cases that Company resources are not used.

(c) If for any reason the foregoing assignment is determined to be unenforceable, the Consultant grants to the Company a perpetual, irrevocable, worldwide, royalty-free, exclusive, sub-licensable right and license to exploit and exercise all such Work Product.

(d) The ownership and assignment rights granted under this Section 6.2 shall not be superior to, and shall not be used to prevent or inhibit the return of any Intellectual Property to the Consultant under Article 9 hereof.

6.3 Disclosure and Cooperation. The Consultant shall promptly disclose Work Product to the CEO and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm the ownership and proprietary interest of the Company in any Work Product (including, without limitation, the execution of assignments, consents, powers of attorney, applications and other instruments). The Consultant agrees to assist the Company in obtaining any patent for, copyright on or other intellectual-property protection for the Work Product, and to execute and deliver or otherwise provide such documentation and provide such other assistance as is necessary to or reasonably requested by the Company or its agents or counsel to obtain such patent, copyright, or other protection. The Consultant shall maintain adequate written records of the Work Product, in such format as may be specified by the Company, and make such records available to, as the sole property of, the Company at all times. The Consultant shall not file any patent or copyright applications related to any Work Product except with the written consent of the CEO. Consultant will be free to publish the portions of results of any research related to his work with the University which do not include Confidential Information, and use any non-Confidential Information for purposes of research, teaching, and other educationally-related matters. In order to avoid loss of patent rights as a result of premature disclosure of patentable information, Consultant shall submit any prepublication or pre-disclosure material related any matter involving or related to the Company’s Business at least ninety (90) days prior to planned submission for publication or disclosure. The Company shall notify Consultant within thirty (30) days after it receives such material whether it desires to file patent applications on any inventions contained in the material and in such case, the Company shall proceed to file a patent application at the expense of Company. If reasonably needed, the Company may request a delay in publication, and the Parties shall negotiated in good faith to resolve the need for such delay or accommodate such request.

ARTICLE 7
RESTRICTIVE COVENANTS

7.1 Acknowledgements.

(a) Ancillary Agreement. The Consultant acknowledges and agrees that each of the restrictive covenants contained in this Article 7 are ancillary to, and part of, an otherwise enforceable agreement, such being the agreements concerning Confidential Information and other consideration as stated in this Agreement.

(b) Valuable Information. The Consultant acknowledges and agrees that the Confidential Information and business opportunities provided by the Company are highly valuable to the Company and, therefore, that the Company’s investment in the protection and maintenance of the Confidential Information and the development of business opportunities constitute a legitimate interest to be protected by the Company by the restrictive covenants set forth in this Article 7.

(c) Unique Relationships with Associates and Employees. The Consultant acknowledges and agrees that (i) in the highly competitive business in which the Company is engaged, personal contact is of primary importance in securing new and retaining present vendors, suppliers, customers, research and development partners, investors, and consultants (collectively, the “Associates”) and employees of the Company (the “Employees”); (ii) the Company has a legitimate interest in maintaining its relationships with its Associates and Employees; and (iii) it would be unfair for the Consultant to solicit the business of the Company’s Associates and/or the future work of the Company’s Employees, exploiting the personal relationships the Consultant develops with the Company’s Associates and Employees by virtue of the Consultant’s employment by the Company.

(d) Reasonableness. The Consultant acknowledges and agrees that at the time that the restrictive covenants of this Article 7 are made, the limitations as to time, geographic scope, and activity to be restrained, as described herein, are reasonable and do not impose a greater restraint than necessary to protect the good will and other legitimate business interests of the Company, including (without limitation) Confidential Information, Associate and Employee relationships, and goodwill.

(e) Termination. The Consultant acknowledges and agrees that he has carefully read this Agreement and has given careful consideration (in consultation with independent legal counsel of his choice) to the restraints imposed upon him by this Agreement, and consents to the terms of the restrictive covenants in this Article 7 in conjunction with the provisions in this Agreement for the termination of his employment, with no expectation or promise of employment for a substantial period of time.

(f) Post-Termination Enforcement. The Consultant acknowledges and agrees that, based on the benefits to him and new consideration as recited herein, the restrictive covenants of this Article 7, as applicable according to their terms, shall remain in full force and effect even in the event of the cessation or termination of his employment under this Agreement for any reason, whether voluntary or involuntary or with or without Cause.

(g) Other Employment. The Consultant acknowledges and agrees that (i) in the event of the cessation or termination of his employment under this Agreement, his experiences and capabilities are such that he can obtain gainful employment without violating this Agreement, in a business engaged in other lines and/or of a different nature, without his incurring undue hardship; and (ii) the enforcement of a remedy under this Article 7 by way of injunction will not prevent the him from earning a livelihood.

(h) Definition of “Company.” Notwithstanding the provisions of Sections 1.13 and 11.13, the Parties agree that for purposes of this Article 7, “Company” shall be defined to include the Company’s assignee or successor in interest (in any form), and that this Agreement shall be enforceable by Company’s assignee or successor interest to the fullest extent permitted by applicable law. The enforceability of this Agreement shall not be affected by any change in the name of Company, or by merger, acquisition or assignment of its business, operations or this Agreement by Company, and shall be automatically assigned to any such re-named, successor, surviving or assignee corporation of Company, who shall have authority to enforce this Agreement, and continue in full force and effect thereafter in accordance with these terms. Company may assign its rights hereunder, and same shall be enforceable by any such assignee, including but not limited to cooperative or coordinated efforts between Company and all other direct and indirect related or affiliated entities of Company. Company’s obligations under Article 7 of this Agreement shall be automatically assumed by the Company’s assignee or successor in interest and any and all successive assignees or successors in interest. Consultant’s performance hereunder is personal in nature and, therefore, is not assignable under any circumstances, and this Agreement, to the extent applicable and excepting personal services, shall be binding upon Consultant’s heirs, administrators, and personal representative. In the event Company transfers its rights under this Agreement as contemplated by this section 7.1(h), Consultant’s obligations under this Agreement shall be automatically owed to the Company’s assignee or successor in interest and any and all successors thereto. In the event that Employee becomes employed by the Subsequent Employer, this Agreement shall be construed as if it were originally entered into by and between Employee and the Subsequent Employer(s).

7.2 Non-Competition.

(a) Consultant hereby covenants and agrees that, during the Term and for two years thereafter (the “Restricted Period”), the Consultant will not:

(i) directly or indirectly, on his own behalf or on the behalf of any others, perform or participate in any program, entity, or person which competes with the Business of the Company (each, a “Competing Business”) including, without limitation, owning, taking a financial interest in, managing, operating, controlling, being employed by, being associated or affiliated with, being a spokesperson for, providing services as a consultant or independent contractor to, or participating in the ownership, management, operation or control of, any Competing Business; provided, however; that this Section 7.2 does not preclude ownership of less than 5% of the outstanding equity securities of any public reporting company; or

(ii) serve as an investigator as part of any commercially-sponsored pre-clinical study or clinical investigation that relates to the Business of the Company (unless, in either case, a waiver is granted by the Board in its sole discretion); or

(iii) promote, develop, or assist in the conception or reduction to practice of any process, procedure, material, machine, manufacture, or composition of matter, whether patentable or not, that is or would be competitive with the Business of the Company.

The parties agree that the Company’s business is World-wide and therefore the restrictions contained herein are without geographic scope.

(b) Notwithstanding anything to the contrary in this Section 7.2, the Consultant shall have no restrictions whatsoever on performing or participating in:

(i) any personal services in his capacity as a physician on a patient-by- patient, medical care basis; or

(ii) any trial sponsored by the NIH or another publicly funded agency relating to the Company’s Business; or

(iii) any other NIH-sponsored trial (but provided that, in respect to any such trial, the Consultant may not enter into any agreement granting intellectual property rights to or confirming such rights ·with any commercial entity); or

(iv) any currently on-going, privately-funded, sponsored research program at the University; or

(v) any personal services rendered by the Consultant under his employment with the University; or

(vi) any personal services rendered by the Consultant under any contractual or other relationship with any of the Outside Companies; provided however, that such services are not within the scope of the Business.

(c) Any program, entity, or person for or in which the Consultant performs or participates under Section 7.2(6) (i)-(v) hereof shall not be considered to be a “Competing Business” for the purposes of Section 7.2.

(d) Company acknowledges that the Consultant serves as Founding Director of the University of Miami, Miller School of Medicine, Interdisciplinary Stem Cell Institute (the “Institute”) and that other professors and professionals may conduct competitive research from time to time in conjunction with the Institute. Consultant represents and warrants that no relationship presently exists that would be in conflict with the provisions of this Section 7.2 and that he has disclosed to the Company any other consulting or business relationships that may possibly be related to this Agreement, including the beneficial ownership of equity securities for companies that may be competitive with the Company.

7.3 Non-Solicitation. During the Restricted Period, the Consultant shall not, in any manner, directly or indirectly, on his own behalf or on the behalf of any other person or entity, influence, induce, solicit, or attempt to influence, induce, or solicit:

(a) any Associate to (i) do business with a Competing Business; or (ii) reduce, cease, restrict, terminate or otherwise adversely alter business or business relationships with the Company for the benefit of a Competing Business, regardless of whether the Consultant initiates contact for that pm-pose; or

(b) any Employee to (i) cease or leave their employment or contractual or other relationship with the Company, regardless of whether the Consultant initiates contact for such purposes, or (ii) hire, employ or otherwise attempt to establish, for any person or entity, any employment, agency, consulting, independent contractor or other business relationship with any person who is or was an Employee of the Company, for the benefit of a Competing Business.

7.4 Non-Disparagement. Each Party agrees that, during the Term or at any time thereafter, neither Consultant nor, in the case of the Company, any then member of the Board (excluding Consultant) will make any public statements, comments, or communications in any form, oral, written, electronic or digital, to any third party, which:

(a) would constitute libel, slander, or disparagement of the other Party or any of its equity holders, managers, directors, officers, employees, or Affiliates (collectively, with the other Party, the “Protected Parties”) including without limitation, any such statements, comments, or communications that criticize, ridicule or are derogatory to the Protected Parties; or

(b) may be considered to be derogatory or detrimental to the good name or business reputation of the Protected Parties; provided however, that the terms of this Section 7.4 shall not apply to communications between either Party and, as applicable, its attorneys or other persons or entities with whom or which communications would be subject to a claim of privilege existing under common law, statute or rule of procedure.

Each Party further agrees that he or it will not in any way solicit any such statements, comments or communications from others. Notwithstanding the foregoing, this Section does not, in any way, restrict or impede any Party from exercising protected rights to the extent that such rights cannot be waived by agreement or under Applicable Law. This Section also does not, in any way, restrict or impede any Party from complying with any Applicable Law or regulation, the Board’s fiduciary duties or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, duty or order.

7.5 Media Nondisclosure. Both Parties agrees that, both during and after the Term, except as may be authorized in writing by the other Party or Applicable Law, neither Party will directly or indirectly disclose or release to any third party any information concerning or relating to any aspect of the employment relationship between the Parties, or any expiration, cessation, or termination thereof, or any aspect of any dispute, claim, or issue that is the subject of, or arises out of, this Agreement.

7.6 Survival. This Article 7 shall survive the cessation or termination of the Consultant’s employment under this Agreement, subject to the time and scope limitations set forth in this Article 7.

7.7 Substitution/Revision. If, at the time of enforcement of the restrictive covenants in this Article 7, a court holds that the restrictions stated in this Article 7 are unreasonable under circumstances then existing, then the maximum duration, scope or geographical area reasonable under such circumstances shall automatically be substituted for the stated duration, scope or geographic area and the court shall be allowed and is hereby requested to revise the restrictions contained herein to cover the maximum duration, scope and geographic area permitted by law. The covenants contained in Sections 7.2, 7.3, 7.4, and 7.5 hereof are independent of and severable from one another.

7.8 Covenants Independent. The Consultant’s restrictive covenants in this Article 7 shall be construed as covenants independent of any other covenant or provisions in this Agreement or any other agreement which the Company may have with the Consultant. The existence of any claim, cause of action or defense of the Consultant against the Company, or its assignee or successor in interest, whether predicated upon another covenant or provision of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any other covenant including the covenants in this Article 7.

ARTICLE 8
REMEDIES

8.1 Remedies. In the event of a breach of this Agreement by either Party, the non- breaching Party shall be entitled to all appropriate equitable and legal relief, including, but not limited to: (a) an injunction to enforce this Agreement or prevent conduct in violation of this Agreement; (b) damages incurred by the non-breaching Party as a result of the breach; and

(a) attorneys’ fees and costs (at all arbitration, trial, and appellate levels) incurred by the non-breaching Party in enforcing the terms of this Agreement.

*** THE FOLLOWING IS A MANDATORY ARBITRATION PROVISION ***

8.2 Dispute Resolution. Any issue, question, dispute, claim or controversy arising out of or relating to this Agreement or any provision thereof, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Miami, Florida, provided however, that, any Scientific Matter will be determined by arbitration in New York, New York, as set forth herein. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This dispute resolution provision shall include urgent or emergency arbitration relief and not preclude any Member from seeking provisional remedies in aid of such urgent or emergency arbitration relief from a court of appropriate jurisdiction.

(a) General Matters. All matters that are not Scientific Matters shall be arbitrated before one arbitrator.

(b) Scientific Matters. All Scientific Matters shall be arbitrated before three arbitrators. The Sponsor and the Founder shall each select one arbitrator and those two arbitrators shall each select a third arbitrator. Each arbitrator so selected by the Sponsor and Founder must either (i) have 10 or more years of applicable experience in stem-cell medicine or the commercialization of drugs, pharmaceuticals, or biological products regulated by the FDA, or (ii) be a retired federal judge who shall attest that he or she has more than 5 years applicable experience in stem-cell medicine or the commercialization of drugs, pharmaceuticals, or biological products regulated by the FDA. The third arbitrator shall have no minimum qualifications.

8.3 Effects of Mandatory Arbitration. The Parties understand, acknowledge, and agree that by agreeing to arbitrate in the manner required under this Article 8, they are each waiving any right they may have to bring before a court (for other than injunctive relief as provided below), any claim that such Party may have arising out of, or for any violation of, any federal, state, local, or other law, regulation, or ordinance, or any other rights protected or arising under (for example, and without limitation (a) the Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621 - 634); (b) the Older Workers Benefit Protection Act, as amended (29 U.S.§§ 621, 623); (c) Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §§ 2000E - 2000E-17); (d) the Equal Pay Act of 1963, as amended (29 U.S.C. §§ 206(D), et seq.); (e) the Employee Retirement Income Security Act of 1974, as amended (29 U.S.C. §§ 1001 -1461); (f) the Worker Adjustment and Retraining Notification Act, as amended (29 U.S.C. §§ 2101, et seq.); (g) the National Labor Relations Act, as amended (29 U.S.C. §§ 151-169); (h) Family and Medical Leave Act of 1993, as amended (29 U.S.C. §§ 825, et seq.); (i) the Americans with Disability Act of 1990, as amended (42 U.S.C. §§ 12101, et seq.); G) the Occupational Safety and Health Act of 1970 (29 U.S.C. §§ 651, et seq.); (k) the Florida Civil Rights Act (Fla. Stat. 760.01, et seq.); (1) the Florida Constitution; (m) the Florida False Claims Act (Fla. Stat. 68.081, et seq.); (n), the Florida Whistleblower Act (Fla. Stat.§ 448.101-448.105); (o) the Florida Workers Compensation Retaliation Statute (Fla. Stat. §440.205); (p) the Florida Wage Discrimination Law (Fla. Stat. § 448.07); (q) the Florida Equal Pay Law (Fla. Stat. 448.07); (r) the Florida AIDS Act (Fla. Stat. §§ 110.125, 381.00 and 760.50); (s) Florida OSHA (Fla. Stat. § 442.018(2)); (t) Florida Wage Payment Laws; and (u) Florida Discrimination on the Basis of Sickle Cell Trait Law (Fla. Stat. § 448.075). Nevertheless, both Parties agree to waive all such rights they may have and agree to submit all disputes to binding arbitration in accordance with the terms of this Article 8.

*** THE FOLLOWING IS A WAIVER OF RIGHTS TO A CLASS ACTION ***

8.4 Waiver of Class Action. All arbitrations under this Agreement must be on an individual basis. This means that neither the Company nor the Individual may consolidate its claims in arbitration by or against any other party, or litigate in court, or arbitrate any dispute, claim, or controversy as a representative or member of a class or in a private attorney general capacity. To the extent that a dispute arises as to this Section 8.4, only a court, and not an arbitrator, shall determine the validity and effect of this class action waiver.

8.5 Authority and Decision. The Arbitrator shall have the authority to award the same damages and other relief that a court could award. The Arbitrator shall issue a reasoned award explaining the decision and any damages awarded. The Arbitrator’s decision will be final and binding upon the Parties. The Parties will abide by, and fully perform, any award rendered by the Arbitrator. In rendering the award, the Arbitrator shall state the reasons therefore, including (without limitation) any computations of actual damages or offsets, if applicable.

8.6 Fees and Costs. In the event of arbitration under the terms of this Agreement, the fees charged by JAMS or other arbitration administrator and the Arbitrator shall be borne by the Parties as determined by the Arbitrator, except for any initial registration fee, which the Parties shall bear equally. Otherwise, the Parties shall each bear their own costs, expenses and attorneys’ fees incurred in arbitration, except as otherwise decided by the Arbitrator.

8.7 Limited Scope. The following are excluded from binding arbitration under this Agreement: (a) claims for workers’ compensation benefits or unemployment benefits; (b) replevin; and (c) any claims for which a binding arbitration agreement is invalid as a matter of law.

8.8 Statutes of Limitations. All statutes of limitations that would otherwise be applicable (as well as other laws and statutes of applicability to any question, issue, claim, or dispute) shall apply to any arbitration proceeding hereunder, and the arbitrator is specifically empowered to decide any question pertaining to limitations.

8.9 Injunctive Relief.

(a) The Parties may seek injunctive relief in arbitration; provided, ho1veve1; that as an exception to the arbitration agreement set forth this Section 8.2, the Parties, in addition to all other available remedies, shall each have the right to initiate an action in any court of competent jurisdiction in order to request injunctive or other equitable relief regarding the terms of this Agreement. The exclusive venue of any such proceeding shall be in the venue set forth herein.

(b) The Parties agree (i) to submit to the jurisdiction of any competent court in the venue set forth herein, (ii) to waive any and all defenses the Parties may have on the grounds of lack of jurisdiction of such court, and (iii) that neither Party shall be required to post any bond, undertaking or other financial deposit or guarantee in seeking or obtaining such equitable relief.

(c) Evidence adduced in any such proceeding for an injunction may be used in arbitration as well.

(d) The existence of this right to injunctive relief shall not preclude or otherwise limit the applicability or exercise of any other rights and remedies that a Party may have at law or in equity.

(e) The Parties stipulate and agree that any breach of this Agreement by the Parties may result in immediate and irreparable harm to the other Party, the amount of which will be extremely difficult to ascertain, and that other Party could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Parties shall have the right to obtain such preliminary, temporary or pe1manent injunctions or restraining orders or decrees as may part of any injunctive relief.

ARTICLE 9
TERMINATION OF ARRANGEMENT

9.1 Termination of Consultant for Cause. Notwithstanding anything to the contrary in this Agreement, the Company shall have the right to automatically and immediately terminate this Agreement for “Cause,” which for purposes of this Agreement means:

(a) an act of fraud or embezzlement by the Consultant, whether or not related to the Company, as determined by Company upon (i) completion of an internal investigation in accordance with the then current policies of the Company, or (ii) filing of a report of such fraud or embezzlement with law enforcement officers of the application jurisdiction;

(b) the conviction of the Consultant of, or plea of “guilty” or “nolo contendere” by the Consultant to a felony that is either (i) a crime of moral turpitude and/or (ii) a crime that has a fundamental element of fraud or dishonesty; provided, however, that the entry of a withholding of adjudication by a court shall not constitute a plea of “guilty” or “nolo contendere;”

(c) the deliberate and intentional failure by Consultant to perform his duties to the Company as Chief Science Officer (other than any such failure resulting from his incapacity due to physical or mental illness or disability) as set forth in this Agreement and/or the Operating Agreement, after a written demand for substantial performance is delivered to Consultant by the Board which specifically identifies the manner in which the Board believes that Consultant has not substantially performed his duties and Consultant has had a reasonable period of time (not less than ten (10) days) to cure such failure;

(d) gross negligence, recklessness, or willful misconduct in the execution of Consultant’s duties; provided however, that if Consultant takes action(s) pursuant to a Board vote or written consent of the Board, then such action will not constitute gross negligence, recklessness, or willful misconduct.

(e) Consultant’s material breach of this Agreement, after having been provided written notice of the exact nature of the breach or violation and at least thirty (30) days to cure such breach, provided however, that such thirty (30) day period will be tolled during any period in which both Parties are in good faith negotiations or otherwise attempting in good faith to resolve the matter(s) that gives rise to the breach.

For purposes of this definition, no act, or failure to act, on Consultant’s part shall be considered “grossly negligent,” “reckless” or “willful” unless done, or omitted to be done, by Consultant not in good faith and without reasonable belief that Consultant’s action or omission was in the best interests of the Company.

9.2 Compensation upon Termination for Cause. In the event the Company terminates this Agreement for Cause, the Consultant shall receive such portion of his Fees to which the Consultant otherwise would have been entitled hereunder through the date of termination as well as remuneration for any Expenses accrued but unpaid through the date of termination. The Consultant shall not be entitled to any other compensation whatsoever and the Company shall have no further obligations hereunder.

9.3 Termination for Good Reason. Notwithstanding anything to the contrary in this Agreement, the Consultant shall have the right to automatically and immediately terminate this Agreement for “Good Reason,” which for purposes of this Agreement means any of the following, provided: (i) the Consultant gives written notice to the Company within ninety (90) days after the initial existence of such condition, and (ii) the Company does not remedy such condition within thirty (30) days after receipt of such notice thereof given by the Consultant, provided further however, that if Consultant agrees or consents with any such of the foregoing actions via a Board vote or written consent of the Board and/ or otherwise agrees in writing, then such action will not constitute Good Reason:

(a) the Company materially reduces the Consultant’s position (including title), authority, duties, or responsibilities as contemplated by this Agreement, excluding for this purpose any isolated and insubstantial action not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Consultant; or

(b) relocation of Consultant to a work location more than twenty five (25) driving miles from the then current offices of the Company (it being understood that Consultant will agree and consult with the initial location of the Company’s offices and his work location); or

(c) any failure by the Company to materially comply with any of the provisions of this Agreement applicable to it, after reasonable notice thereof from the Consultant and Company has had a reasonable period of time (not less than ten (10) days) to cure such failure.

9.4 Compensation upon Termination for Good Reason. In the event the Consultant terminates this Agreement for Good Reason, the Consultant shall receive in a lump sum in cash of (i) the Consultant’s annual Fees through the date of termination to the extent not theretofore paid; (ii) the Consultant’s annual Fees from the date of termination through the end of the Term (had such termination not occurred) plus 3 years (the “Buy-Out Period”); including an increase in the Fees of 10% per annum for each year of the Buy-Out Period; and (iii) any Expenses accrued but unpaid as of the date of termination.

9.5 Termination without Cause or Good Reason.

(a) Right to Terminate without Cause or Good Reason. Either Party may terminate this Agreement without Cause or without Good Reason by giving to the other Party not less than 90 days’ advance notice of such termination in writing, subject to Section 9.5(d) of this Agreement.

(b) Compensation upon Termination without Cause. In the event this Agreement is terminated by the Company without Cause pursuant to Section 9.5(a), the Consultant shall receive in a lump sum in cash in full settlement of any and all claims which the Consultant may have against the Company, the sum of (i) the Consultant’s annual Fees through the date of termination to the extent not theretofore paid; (ii) the Consultant’s annual Fees from the date of termination through the end of the Term (had such termination not occurred); and (iii) any Expenses accrued but unpaid as of the date of termination. The Consultant shall not be entitled to any other severance or compensation whatsoever and the Company shall have no further obligations hereunder.

(c) Compensation upon Termination without Good Reason. In the event this Agreement is terminated by the Consultant without Good Reason pursuant to Section 9.5(a), the Consultant shall receive, in full settlement of any and all claims which the Consultant may have against the Company: (i) such portion of his Fees to which the Consultant otherwise would have been entitled under this Agreement through the date of termination; and (ii) remuneration for any Expenses accrued but unpaid through the date of termination. The Consultant shall not be entitled to any other severance or compensation whatsoever and the Company shall have no further obligations hereunder.

(d) Limitation on Consultant’s Right to Terminate. Consultant may not terminate without Good Reason during the period commencing on the Effective Date hereof and continuing through the fifth (5th) anniversary of the Effective Date. Following that period Consultant has all applicable rights under this Section 9.5.

9.6 Calculation of Term. For the purposes of this Article 9 alone, the term “Term” means that period commencing on the Effective Date hereof and continuing through the tenth (10th anniversary of the Effective Date.

9.7 Duties of Consultant upon Termination. Upon termination of this Agreement for any reason, the Consultant shall, without prejudice to any claim for damages or other remedy which either Party might have against the other:

(a) upon the request of the Company immediately resign from any offices and appointments held by him in or on behalf of the Company; and

(b) immediately deliver to the Company all correspondence, documents, specifications, papers, magnetic disks, tapes or other software storage media and property belonging to the Company which may be in the Consultant’s possession or under his control (including such as may have been made or prepared by or have come into the possession or under the control of the Consultant and relate in any way to the business or affairs of the Company or any Associate) and the Consultant shall not, without the written consent of the Company, retain any copies thereof.

(c) If the Company is a Public Company. If, upon termination of this Agreement, any of the Company’s equity securities are registered pursuant to the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, or is otherwise “publicly traded,” any payments to Consultant owed pursuant to this Agreement shall be paid upon the earlier of: (i) 6 months after the date of termination, and/or (ii) such other date as required to comply with applicable law.

9.8 Termination Notices. Any termination by the Company for Cause, or by Consultant for Good Reason, shall be communicated by a written notice to the other Party hereto given in accordance with Article 9 and Section 11.4 of this Agreement. For purposes of this Agreement, such notices shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Consultant’s engagement under the provision so indicated and (iii) specifies the termination date.

9.9 Death or Disability. Upon the Consultant’s death or Disability, this Agreement shall immediately terminate and payment of all compensation and benefits to the Consultant shall cease and no further duties or obligations shall be owed by the Company to the Consultant; except, however; that any accrued and unremunerated Fees or Expenses shall be paid immediately by the Company to the Consultant’s estate. Notwithstanding the foregoing, however, the Board may decide, in its sole discretion, to continue to pay Fees to the Consultant for any period of time after his Disability. For purposes of this Agreement, the term “Disability” of the Consultant means the inability of the Consultant to perform the Services, because of physical or mental illness or incapacity, for a period of 270 days in any one-year period (as reasonably determined by the Board in conjunction with the Consultant’s medical advisor or practitioner).

9.10 Post-Consulting Cooperation. Upon and after the termination of this Agreement, the Consultant will cooperate fully with the Company in connection with (a) any matter related to the Company’s business and activities by being available, at mutually agreeable times in person or by telephone, and without any unreasonable interference with his other activities, to provide such info11nation as may from time to time be requested by the Company regarding various matters in which he was involved during the Term, and (b) any and all pending or future litigation or administrative claims, investigations, or proceedings involving the Company, including (without limitation) Ins meeting with the Company’s counsel and advisors at reasonable times upon their request and providing testimony (in court or arbitration hearing or at depositions) that is truthful, and complete in accordance with information known to him.

9.11 Release. As a mandatory condition precedent to Consultant receiving any payments under this Article 9 for post-separation payment (except in the case of death or Disability), Consultant must first sign a separation agreement and general release of all claims against the Company and its Affiliates, in a form reasonably satisfactory to Company and Consultant. Unless otherwise required by applicable law, in all cases any release must become final, binding and irrevocable within thirty (30) days following the Consultant’s termination. Any post-separation payments will be paid, in lump sum, no later than sixty (60) days after the date of Consultant’s termination. If Consultant fails or refuses to timely enter into the release, or timely revokes the release, the Company shall not be obligated to make any separation payments under this Article 9.

ARTICLE 10
REPRESENTATION BY CONSULTANT

10.1 No Conflict. The Consultant hereby represents and warrants to the Company that his execution of this Agreement and his performance of his duties and obligations hereunder will not conflict with, cause a default under, or give any party a right to damages under any other agreement or obligation to which the Consultant is a party or is bound.

ARTICLE 11
GENERAL

11.1 Independent Contractor Status. The Consultant’s relationship with the Company will be that of an independent contractor, and nothing in this Agreement shall be construed to create a partnership, joint venture, or employer-employee relationship. The Consultant is not the agent of the Company and is not authorized to make any representation, contract, or commitment on behalf of the Company except as authorized under the Services. Consultant shall have sole control over the means and the manner by which it performs the Services. The Consultant is responsible, where necessary to secure, at his sole cost, workers’ compensation insurance, disability benefits insurance, and any other insurance as may be required by law. The Consultant acknowledges and agrees that the Consultant shall not be eligible for any pension, vacation, sick pay, or other benefits that the Company may provide to its employees. The Consultant shall indemnify, hold harmless, defend, pay and reimburse any the Company and any Affiliate of the Company (other than Consultant) against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims due to Consultant’s failure to perform its obligations under this Section 11, including any claim, liability or expense arising out of any determination by any governmental agency that Consultant is not an independent contractor with respect to this Agreement or the Services to be provided hereunder.

11.2 Governing Law. Notwithstanding the place where this Agreement may be executed by any of the Parties hereto, the Parties expressly agree that all the terms, conditions, and provisions hereof shall be construed under, and governed by, the laws of the State of Florida, without regard to its principles of conflicts of law.

11.3 Jurisdiction and Venue. In the event that a judicial proceeding is necessary in support of the mandatory arbitration provision set forth above, the sole forum for any such proceeding arising out of, or relating to, this Agreement, is the courts of the State of Florida in and for Miami-Dade County, or the federal courts for such state and county, and all related appellate courts. The Parties hereby irrevocably consent to the jurisdiction of such courts and agree to said venue.

11.4 Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, or delivered by same-day courier; or (b) on the third business day after mailing by registered or certified mail, postage prepaid, return receipt requested; or (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent by email or facsimile and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated facsimile or email confirmation of delivery or read receipt shall not constitute such confirmation; and, in any case addressed to either Party, and in the case of the Company, to the CEO, at its normal business or residential address, which address may be updated by either Party in writing from time to time.

11.5 Incorporation by Reference. The Parties agree that the preamble, recitals, and any exhibits to this Agreement are material to this Agreement and are hereby incorporated into this Agreement in their entirety.

11.6 Interpretation. The Parties hereto acknowledge and agree that (a) each Party and its counsel has had the opportunity to review and negotiate the terms and provisions of this Agreement and contribute to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.7 Waiver. Any waiver by either Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by either Party shall be in writing.

11.8 Entire Agreement. This Agreement, together with any Unit Purchase Agreement and Assignment Agreement, sets forth the complete and exclusive agreement of the Parties regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the Parties regarding the subject matter of this Agreement.

11.9 Severability; Reformation. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

11.10 Survival. The provisions of this Agreement that are intended, by their nature, to survive the expiration or termination of this Agreement, shall so survive such expiration or termination; such surviving provisions specifically include, but are not limited to, Articles 5, 6, 7, 8, and Sections 9.2, 9.4 through 9.11, 11.1, 11.2 and this Section 11.10.

11.11 Modification; Amendment. This Agreement may not be terminated, modified, amended or waived orally but only through a writing signed by an authorized representative of the party against whom it is sought to be enforced.

11.12 Warranties. There are no representations or warranties except as expressly stated herein.

11.13 Assignment. Due to the personal nature of this Agreement, neither Party shall assign or transfer its rights, obligations or duties under this Agreement to any third party, without the prior written consent of the other Party. Any attempt to assign this Agreement in circumvention of this Section 11.12 shall be considered a material breach hereof.

11.14 Authority. Each Party expressly agrees that each of them, individually, or any manager or officer of any entity under their dominion or control shall have the authority to bind the Party collectively without further authorization or affirmation of such authority by the Party.

11.15 Execution; Counterparts. This Agreement may be executed and signatures exchanged by facsimile or other electronic means and in any number of counterparts, each of which shall constitute an original, but all of which, when taken together, shall be considered one document. Electronic and digital format signatures (e.g., .JPG, .PDF) shall be considered as original signatures.

11.16 Section 409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations issued thereunder or any exception thereto. Notwithstanding anything in this Agreement to the contrary, any compensation that is designated under this Agreement as payable upon the Consultant’s termination of service or this Agreement shall be payable only upon the Consultant’s “separation from service” with the Company within the meaning of Section 409A. The Consultant shall have no right to designate the date of any payment under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Consultant acknowledges and agrees that the Company and any Affiliate of the Company shall not be liable for, and nothing provided or contained in this Agreement will be construed to obligate or cause the Company and any Affiliate of the Company or any of their respective officers, directors, employees and agents to be liable for, any tax, interest or penalties imposed on the Consultant related to or arising with respect to this Agreement, including any violation of Section 409A.

11.17 Review by Consultant and Counsel. Consultant specifically and expressly represents and warrants that (a) he has reviewed and agreed to the restrictive covenants and other terms and conditions contained in this Agreement and their contemplated operation after receiving the advice of counsel of his own choosing or knowingly waiving the right to review by such counsel; and (b) he believes, after receiving such advice (or executing such waiver), that the restrictive covenants and other terms and conditions hereof, and their contemplated operation, are fair and reasonable.

[Signature page to follow.]

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have duly entered into this Agreement effective as of the Effective Date.

CONSULTANT

/s/ Joshua M. Hare
Joshua M. Hare, M.D.

COMPANY

LONGEVERON LLC
A Delaware limited liability company

/s/ Joshua M. Hare
Signature

By:	Joshua M. Hare, M.D.
Printed Name

Its:	Chairman of the Board
Title

Company /s/ JMH

Consultant /s/ JMH

EXHIBIT A

SERVICES

The following shall comprise the services to be provided by the Consultant to the Company during the Term (collectively, the “Services”):

1. The Consultant shall serve as, and with the titles, offices and authority of, the Chairman of the Board, and Chief Science Officer of the Company. The Chief Science Officer shall be responsible for the quality, innovativeness, and conduct of the Company’s scientific and medical research and development, and product development and commercialization programs. The Chief Science Officer shall perform all duties and have all authorities attendant to such position including those duties reasonably assigned to the Consultant from time to time by the Board, which duties shall specifically include, but not be limited to:

(a) the recruitment, retention, and removal of the Company’s scientific, medical, laboratory, and research and development staff, including employees and consultants;

(b) the identification of the location of, and the proper outfitting of, the Company’s laboratory(-ies) and other research and development facilities;

(c) the determination of how the Cell Line, as that term is defined in the Assignment Agreement, shall be developed and used, to include the identification and evaluation of (i) appropriate new indications, (ii) licensing and commercialization opportunities, and (iii) the timing of when such new indications or licensing or commercialization opportunities should be undertaken;

(d) all matters relating to compliance with applicable laws, regulations, and best practice policies and procedures (i) promulgated or recommended by the U.S. Food and Drug Administration (“FDA”) or other governmental organization, or (ii) applicable to the practice of medicine;

(e) liaison with all applicable governmental authorities regarding scientific, compliance, and/or regulato1y matters;

(f) development, maintenance, application, and enforcement of policies and procedures related to scientific matters and product development, specifically including Current Good Manufacturing Practices (“cGMP”) promulgated by the FDA;

(g) allocation, supervision, and management of Company resources for scientific and product research and development activities including, but not limited to, personnel, finances, and technology;

(h) if the Consultant, in his sole discretion, deems it in the best interests of the Company, to propose, form, and serve as Chairman of, a Scientific Advisory Board for the Company

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(i) subject to University restrictions, assist in fund raising efforts for the Company (including road shows); and;

(j) serve as the sole spokesperson, or authorize another such spokesperson, for the Company on all scientific, medical, and product research and development questions, issues, and matters, as appropriate.

2. In performing the Services, the Consultant shall work no more than 10 hours in any given week and, cumulatively, no more than 500 hours in any given year.

3. In performing the Services, the Consultant shall not utilize any space, facilities, materials, funding, or resources of the University or any Outside Company on behalf of the Company, unless approved in advance, in writing, by the Board.

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SCHEDULE 2.5

OUTSIDE COMPANIES

As of the Effective Date hereof, the Consultant serves as a consultant to the following entities:

1.	Vestion, Inc., a Delaware corporation with offices located at 41219 Fisher Island Dr., Miami, Florida 33109

2.	Heart Genomics, LLC, a Florida limited liability company with offices located at 523 Michigan Avenue, Miami Beach, Florida 33139

3.	Biscayne Pharmaceuticals Inc., a Florida corporation with offices located at 4770 Biscayne Blvd., Suite 660, Miami, Florida 33137

[Nothing follows.]